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INDEPENDENT AUDITORS' CONSENT


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 dated December 5, 2003 pertaining to the Amended and Restated Royal Bank of Canada US Wealth Accumulation Plan (formerly known as the Dain Rauscher Wealth Accumulation Plan) of our reports dated November 25, 2003 on the consolidated balance sheet of Royal Bank of Canada as at October 31, 2003 and the consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended, which appear in Royal Bank of Canada's Current Report on Form 6-K dated December 5, 2003.




/s/ Deloitte & Touche LLP
Chartered Accountants
Toronto, Ontario
December 5, 2003